Filed pursuant to Rule 424(b)(3)

File No. 333-278477

APOLLO DEBT SOLUTIONS BDC

SUPPLEMENT NO. 10 DATED FEBRUARY 13, 2026

TO THE PROSPECTUS DATED APRIL 16, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Debt Solutions BDC (the “Company”), dated April 16, 2025, (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose that on February 10, 2026, Warbler Funding LLC (“Warbler Funding”), a wholly owned subsidiary of the Company, entered into Amendment No. 1 (the “First Credit Facility Amendment”) to its Loan and Security Agreement (the “Secured Credit Facility”), dated as of October 10, 2025, by and among Warbler Funding, as borrower, the Company, as collateral manager and as equityholder, the lenders from time to time parties thereto, Wells Fargo Bank, National Association, as administrative agent, and The Bank of New York Mellon Trust Company, National Association, as collateral agent.

The First Credit Facility Amendment amends the Secured Credit Facility to (i) increase the maximum facility amount from $500,000,000 to $1,000,000,000 and (ii) increase the minimum equity amount from $175,000,000 to $300,000,000.

Terms used in the foregoing paragraphs have the meanings set forth in the First Credit Facility Amendment. The description above is only a summary of the material provisions of the First Credit Facility Amendment and is qualified in its entirety by reference to a copy of the First Credit Facility Amendment, which is attached as an exhibit to the registration statement of which this Prospectus is a part.